Exhibit 5.1

January 23, 2013

Wright Medical Group, Inc.

5677 Airline Road

Arlington, Tennessee 38002

Re:	Registration Statement on Form S-4 by Wright Medical Group, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Wright Medical Group, Inc. (the “Company”), in connection with the proposed issuance of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), and the proposed issuance of Contingent Value Rights (“CVRs”) by the Company, in each case, to holders of common stock of BioMimetic Therapeutics, Inc. (“BioMimetic”) in connection with the merger contemplated by the Agreement and Plan of Merger, by and among BioMimetic, the Company, Achilles Merger Subsidiary, Inc., and Achilles Acquisition Subsidiary, LLC, dated as of November 19, 2012 (the “Merger Agreement”). The CVRs will be issued under a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by the Company and a trustee mutually acceptable to the Company and BioMimetic (the “Trustee”). The Shares and the CVRs are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) (Registration No. 333-185601) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

2. The CVRs, when delivered pursuant to the terms of the CVR Agreement, the Merger Agreement and the Registration Statement, will constitute valid and binding obligations of the Company.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

In rendering the opinion set forth in paragraph 1 above, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).

Wright Medical Group, Inc.

January 23, 2013

In rendering the opinion set forth in paragraph 2 above, we have assumed that: (i) the CVR Agreement will have been executed and delivered by the Company and will have been authorized, executed and delivered by the Trustee, and (ii) the CVR Agreement will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We are members of the bar of the State of California. We do not express any opinion on any laws other than the laws of the State of California, the General Corporation Law of the State of California, the DGCL, and the federal securities laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation